EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of a21, Inc. on Form S-8 (Registration Nos. 333-86946 and 333-96661) of our report dated April 3, 2006, relating to the consolidated financial statements which appears in this Form 10-KSB/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO Seidman, LLP

Charlotte, NC
April 24, 2006